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                                                                                               EXHIBIT 12

                                                             KENTUCKY POWER COMPANY
                                               Computation of Ratios of Earnings to Fixed Charges
                                                        (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1998      1999      2000      2001     2002     3/31/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds              $13,936   $12,712   $ 9,503   $ 6,178   $ 2,206   $ 1,168
  Interest on Other Long-term Debt               12,188    13,525    16,367    18,300    23,429    25,175
  Interest on Short-term Debt                     2,455     2,552     3,295     2,329     1,751     1,586
  Miscellaneous Interest Charges                    634       869     2,523     1,059     1,084     1,285
  Estimated Interest Element in Lease Rentals     1,500     1,200     1,700     1,200     1,000     1,000
                                                -------   -------   -------   -------   -------   -------
     Total Fixed Charges                        $30,713   $30,858   $33,388   $29,066   $29,470   $30,214
                                                =======   =======   =======   =======   =======   =======

Earnings:
  Net Income                                    $21,676   $25,430   $20,763   $21,565   $20,657   $21,432
  Plus Federal Income Taxes                       9,785    12,993    17,884     9,553     9,045     9,713
  Plus State Income Tax Expense (Credit)          2,096     2,784     2,457       489     1,817     2,019
  Plus Fixed Charges (as above)                  30,713    30,858    33,388    29,066    29,470    30,214
                                                -------   -------   -------   -------   -------   -------
     Total Earnings                             $64,270   $72,065   $74,492   $60,673   $60,989   $63,378
                                                =======   =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges                 2.09      2.33      2.23      2.08      2.06      2.09
                                                   ====      ====      ====      ====      ====      ====
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